SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): March 11, 2003
                                ______________

                           PLAYBOY ENTERPRISES, INC.
                                ______________

              (Exact Name of Registrant as Specified in Charter)


      Delaware                        001-14790                36-4249478
-----------------------------   -------------------------   ----------------
(State or Other Jurisdiction     (Commission File Number)   (IRS Employer
of Incorporation)                                           Identification No.)


              680 North Lake Shore Drive, Chicago, Illinois 60611
              ----------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)


      Registrant's telephone number, including area code: (312) 751-8000
                               -----------------


                                Not applicable.
          -----------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)



Item 5. Other Events and Required FD Disclosure.

On March 11, 2003, Playboy Enterprises, Inc. ("Playboy") completed the private offering of $115 million in aggregate principal amount of senior secured notes (the "Notes") by PEI Holdings, Inc. ("PEI"), a wholly-owned subsidiary of Playboy. The Notes mature on March 15, 2010 and bear interest at the rate of 11% per annum, with interest payable on March 15 and September 15 of each year, beginning September 15, 2003.

The Notes are guaranteed (the "Guarantees") on a senior secured basis by Playboy and by substantially all of PEI's domestic subsidiaries (together with Playboy, the "Guarantors"), excluding Playboy.com, Inc. ("Playboy.com") and its subsidiaries. The Notes and the Guarantees rank equally in right of payment with PEI's and the Guarantors' other existing and future senior debt. The Notes and the Guarantees are secured by a first-priority lien on trademarks of PEI and the Guarantors (the "Primary Collateral") and by a second-priority lien, junior to a lien for the benefit of the lenders under the New Credit Facility (as defined below), on (i) 100% of the stock of substantially all of Playboy's domestic subsidiaries, excluding the subsidiaries of Playboy.com, (ii) 65% of the capital stock of substantially all of the indirect first tier foreign subsidiaries of PEI, (iii) substantially all of PEI's and each Guarantor's domestic personal property, excluding the Primary Collateral and (iv) the Playboy Mansion (collectively, the "Secondary Collateral").

The net proceeds from the sale of the Notes were used to repay in full all outstanding indebtedness under PEI's senior credit facility and the remainder is intended to be used to pay a portion of the deferred purchase price for the Califa acquisition and for working capital and other general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act. PEI has agreed to offer to exchange the Notes for a new issue of substantially identical debt securities registered under the Securities Act.

On March 11, 2003, PEI also entered into a Credit Agreement with Bank of America, N.A. as administrative agent thereunder and the lenders signatory thereto, pursuant to which PEI is permitted to borrow up to $20 million in revolving borrowings, letters of credit or a combination thereof (the "New Credit Facility"). For purposes of calculating interest, revolving loans made under the New Credit Facility will be designated at either the offshore dollar inter bank rate plus a borrowing margin based on Playboy's adjusted EBITDA or, in certain circumstances, at a base rate plus a borrowing margin based on Playboy's adjusted EBITDA. Letters of credit issued under the New Credit Facility bear fees at the offshore dollar inter bank rate plus a borrowing margin based on Playboy's adjusted EBITDA. All amounts outstanding under the New Credit Facility will mature on March 11, 2006.

PEI's obligations under the New Credit Facility are guaranteed by Playboy and each of the Guarantors. The obligations of PEI and each of the Guarantors under the New Credit Facility are secured by a first-priority lien on the Secondary Collateral and a second-priority lien on the Primary Collateral.

In connection with the sale of the Notes, Playboy restructured the outstanding indebtedness of Playboy.com owed to Mr. Hugh M. Hefner (the "Hefner Debt Restructuring"). In its review of the Hefner Debt Restructuring, the Board of Directors of Playboy appointed a special committee of independent directors (the "Special Committee") to evaluate, negotiate and determine the terms of the Hefner Debt Restructuring on behalf of Playboy. The Special Committee approved the Hefner Debt Restructuring on the terms described below and recommended to the full Board of Directors that it approve the restructuring on those terms, which it did. In connection with their respective approvals of the Hefner Debt Restructuring, the Special Committee and the Board of Directors received an opinion from an independent financial advisor of national standing retained by the Special Committee to the effect that the Hefner Debt Restructuring is fair to Playboy from a financial point of view.

Playboy.com had an aggregate of approximately $27.2 million of outstanding indebtedness to Mr. Hefner in the form of three promissory notes. Upon the closing of the note offering, Playboy.com's debt to Mr. Hefner was restructured as follows:

         o a $10 million promissory note payable by Playboy.com to Mr. Hefner was extinguished in exchange for a new series of preferred stock of PEI ("PEI Series A Preferred Stock") that is to be subsequently mandatorily exchanged for shares of Playboy's Class B common stock; and

         o the other two promissory notes payable by Playboy.com to Mr. Hefner, in a combined principal amount of approximately $17.2 million, were extinguished in exchange for $500,000 in cash and shares of a new series of preferred stock of PEI ("PEI Series B Preferred Stock") that is to be subsequently mandatorily exchanged for a new series of preferred stock of Playboy ("Playboy Preferred Stock").

In order to issue the Playboy Preferred Stock, the certificate of incorporation of Playboy must be amended to authorize the issuance (the "Certificate Amendment"). In accordance with the certificate of incorporation of Playboy, Mr. Hefner, the holder of more than a majority of the outstanding Class A common stock, has approved the Certificate Amendment by written consent. Under federal securities laws, Mr. Hefner's consent, and therefore the Certificate Amendment, cannot become effective prior to the 20th calendar day following the mailing to stockholders of Playboy of an information statement that complies with applicable Securities and Exchange Commission rules. The PEI Series A Preferred Stock will be mandatorily exchanged for Class B common stock of Playboy and the PEI Series B Preferred Stock will be mandatorily exchanged for Playboy Preferred Stock upon the effectiveness of the Certificate Amendment.

PEI will be required to redeem the PEI Series A Preferred Stock in September 2010, unless exchanged earlier for Class B common stock of Playboy, and the PEI Series A Preferred Stock will pay an annual dividend of 8%, payable semi-annually. The dividend will be payable in cash, provided that if the exchange of the PEI Series A Preferred Stock for shares of Class B common stock of Playboy has not occurred prior to the 90th day following the original issuance of the PEI Series A Preferred Stock, dividends accruing after that date will be paid through the issuance of additional shares of PEI Series A Preferred Stock. The number of shares of Class B common stock issued in the exchange would be determined by dividing (a) the sum of the aggregate stated value of the then outstanding shares of PEI Series A Preferred Stock and the amount of accrued and unpaid dividends by (b) the weighted average closing price of the Class B common stock during the 90-day period prior to the date of the Certificate Amendment.

PEI will be required to redeem the PEI Series B Preferred Stock in September 2010, unless exchanged earlier for Playboy Preferred Stock, and such stock will pay an annual cash dividend of 8%, payable semi-annually. The Playboy Preferred Stock would have the same terms as the PEI Series B Preferred Stock, except that it would be convertible at the option of the holder into shares of Class B common stock of Playboy. The conversion price (the "Conversion Price") would equal 125% of the weighted average closing price of Playboy's Class B common stock over the 90-day period prior to the mandatory exchange of PEI Series B Preferred Stock for Playboy Preferred Stock. After the date that is three years after the date the Playboy Preferred Stock is issued, if at any time the weighted average closing price of Playboy's Class B common stock for 15 consecutive trading days (each a "Mandatory Conversion Period") equals or exceeds 150% of the Conversion Price, Playboy would have the option, by delivering a written notice to holders of shares of Playboy Preferred Stock provided within five business days after the end of any Mandatory Conversion Period, to convert any or all shares of Playboy Preferred Stock into the number of shares of Class B common stock determined by dividing (a) the sum of the aggregate stated value of such Playboy Preferred Stock and the amount of accrued and unpaid dividends by (b) the Conversion Price.

This current report shall not constitute an offer to sell securities or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                                  SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   March 11, 2003                     PLAYBOY ENTERPRISES, INC.


                                           By:   /s/ Linda Havard
                                                 ----------------------
                                                 Linda G. Havard
                                                 Executive Vice President,
                                                   Finance and Operations and
                                                   Chief Financial Officer